Exhibit 99.1

CONTACT:	Lindsey Crabbe, Investor Relations	FOR IMMEDIATE RELEASE
(214) 874-2339

CAPSTEAD MORTGAGE CORPORATION
ANNOUNCES RESIGNATION OF MICHAEL W. BROWN

DALLAS – April 15, 2015 – Capstead Mortgage Corporation (NYSE: CMO) (“Capstead” or the “Company”) announced today that it has accepted the resignation of Michael W. Brown, Senior Vice President, Asset & Liability Management and Treasurer, who has chosen to leave Capstead in order to pursue other opportunities.

Andrew F. Jacobs, President and Chief Executive Officer said, “Mike has played a significant role in Capstead’s successes over the past 20 years.  His management of our borrowing relationships has been critical to our growth and his knowledge, judgment and leadership will be missed.

“On behalf of everyone at Capstead and our Board of Directors, I want to thank Mike for all he has done for us and we wish him well in his future endeavors.”

About Capstead

Capstead Mortgage Corporation, formed in 1985 and based in Dallas, Texas, is a self-managed real estate investment trust for federal income tax purposes. Capstead invests in a leveraged portfolio of short-duration residential adjustable-rate mortgage (“ARM”) securities issued and guaranteed by Fannie Mae, Freddie Mac, or Ginnie Mae, referred to as agency-guaranteed mortgage securities. Duration is a common measure of market price sensitivity to interest rate movements.  A shorter duration generally indicates less interest rate risk.

Capstead’s investment strategy is designed to produce attractive risk-adjusted returns over the long term, while reducing, but not eliminating, sensitivity to changes in interest rates. This strategy differentiates us from our peers because the ARM loans underlying our investment portfolio reset to more current interest rates within a relatively short period of time allowing for the potential recovery of financing spreads that typically contract during periods of rising interest rates and smaller fluctuations in portfolio values, and therefore book value, caused by changes in interest rates compared to portfolios that contain a significant amount of longer-duration ARM and fixed-rate mortgage securities. Utilizing this strategy, Capstead is widely recognized as potentially the most defensively-positioned residential mortgage REIT from an interest rate and credit risk perspective.

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